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                 April 30, 2020

       Ronen Luzon
       Chief Executive Officer
       My Size, Inc.
       4 Hayarden St.
       P.O.B. 1026
       Airport City, 7010000
       Israel

                                                        Re: My Size, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed April 27,
2020
                                                            File No. 333-237858

       Dear Mr. Luzon:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Gary Emmanuel, Esq.